Exhibit 99.1

Vapotherm Reports Second Quarter 2019 Financial Results

EXETER, New Hampshire, July 29, 2019 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), a global medical technology company focused on the development and commercialization of its proprietary Hi-VNI® Technology products that are used to treat patients of all ages suffering from respiratory distress, today announced its financial and operating results for the second quarter ended June 30, 2019.

Second Quarter 2019 Highlights

•	Revenue for the second quarter of 2019 was $12.0 million, a 13.5% increase over the prior year period
•	Disposable revenue growth for the second quarter of 2019 was 28.9%
•	Gross margin was 45.5% compared to 38.8% in the second quarter of 2018

“We are pleased with our performance during the second quarter as strong disposable revenue growth was driven by our expanding capital base and continuing improvement in customer utilization rates.  Disposable revenue increased to over 70% of total revenue and, when coupled with disposable cost reductions, resulted in significant gross margin expansion,” said Joe Army, President and CEO of Vapotherm. “In the second half of 2019, we will focus on continuing to drive the adoption of Hi-VNI Technology through the continued expansion of our installed base, the continued focus on disposable revenue growth and the addition of new products.”

Results for the Three Months Ended June 30, 2019

The following table reflects the Company’s net revenue for the three months ended June 30, 2019 and 2018:

	Three Months Ended June 30,
	2019		2018		Change
	(unaudited)
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$2,929	24.4%	$3,685	34.9%	$(756)	-20.5%
Disposable	8,530	71.2%	6,615	62.6%	1,915	28.9%
Service and Other	527	4.4%	263	2.5%	264	100.4%
Total Revenue	$11,986	100.0%	$10,563	100.0%	$1,423	13.5%

Revenue for the second quarter of 2019 was $12.0 million, a 13.5% increase over the second quarter of 2018.  Total capital revenue, including both product sales and lease revenue, decreased 20.5% over the second quarter of 2018 primarily as a result of fewer sales and leases of our Precision Flow units in the United States and to a lesser extent in International markets. Total disposable revenue increased 28.9% year over year, primarily driven by an increase in the worldwide installed base of Precision Flow units and utilization. Disposable revenue as a percentage of total revenue for the second quarter of 2019 and 2018 was 71.2% and 62.6%, respectively.

Revenue information by geography is summarized as follows:

	Three Months Ended June 30,
	2019		2018		Change
	(unaudited)
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$8,678	72.4%	$7,819	74.0%	$859	11.0%
International	3,308	27.6%	2,744	26.0%	564	20.6%
Total Revenue	$11,986	100.0%	$10,563	100.0%	$1,423	13.5%

Revenue growth in the U.S. and International markets in the second quarter of 2019 was driven primarily by an increase in disposable sales related to an increase in the installed base of Precision Flow units worldwide and increased utilization partially

Exhibit 99.1

offset by fewer sales and leases of our Precision Flow units worldwide.  We sold and leased 318 and 289 Precision Flow units in the U.S. and International markets, respectively, in the second quarter of 2019, bringing our total installed base of Precision Flow units to 11,107 and 4,166 units in the U.S. and International markets, respectively.  In the second quarter of 2019, we sold 62,209 and 25,725 disposables in the U.S. and International markets, respectively.

Gross profit for the second quarter of 2019 was $5.5 million, an increase of $1.4 million over the second quarter of 2018. Gross margin was 45.5% in the second quarter of 2019 compared to 38.8% in the second quarter of 2018. The increase in gross margin was driven by favorable sales mix of disposables as well as a decrease in disposable component costs in comparison to the second quarter of 2018. Additionally, we improved operating efficiency by holding operating overhead constant while increasing throughput in our manufacturing facility to support continued sales growth.

Operating expenses were $17.1 million in the second quarter of 2019, an increase of $3.9 million as compared to $13.2 million in the same period last year. The increase in operating expenses was primarily a result of increased headcount and employee-related expenses, including stock-based compensation, product development costs, legal and consulting fees, public company related expenses and increased investments in sales and marketing initiatives.

Net loss for the second quarter of 2019 was $12.9 million, or $0.76 per share, compared to $11.2 million, or $13.39 per share, in the second quarter of 2018. Net loss per share was based on 17,055,628 and 838,428 weighted average shares outstanding for the second quarter of 2019 and 2018, respectively.  The number of shares outstanding as of June 30, 2019 was 17,166,368.

Adjusted EBITDA was ($10.2) million for the second quarter of 2019 as compared to ($8.5) million for the second quarter of 2018.  The $1.7 million increase in Adjusted EBITDA loss in the second quarter of 2019 was primarily due to higher operating expenses partially offset by higher gross profit.

Cash Position

Cash and cash equivalents were $46.1 million as of June 30, 2019 compared to $58.2 million as of December 31, 2018 and $56.7 million as of March 31, 2019.

Fiscal 2019 Outlook

For fiscal 2019, we continue to expect revenue in the range of $49.0 million to $51.0 million, an anticipated year-over-year increase of between 16% to 20%.

In the third quarter of 2019, we expect revenue in the range of $11.0 million to $11.4 million, an anticipated year-over-year increase of between 17% to 21%.

For fiscal 2019, we now expect gross margin to be in the range of 42.5% and 43.5%, an increase from prior guidance of 41.5% to 42.0%.

For fiscal 2019, we continue to expect operating expenses to be in the range of $68.0 million to $70.0 million.

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on July 29, 2019 to discuss the results of the quarter with a question and answer session. To listen to the conference call on your telephone, please dial (877) 201-0168 for U.S. callers, or (647) 788-4901 for international callers, approximately ten minutes prior to the start time and reference conference code 6998517. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 90 days following completion of the call. A replay of this conference call will be available by telephone through August 5, 2019 by dialing (800) 585-8367 in the U.S. or (416) 621-4642 outside of the U.S. The replay access code is 6998517.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Exhibit 99.1

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release represents net loss less interest expense, net and depreciation and amortization. Adjusted EBITDA in this release represents EBITDA as adjusted for the impact of foreign currency loss or gain, loss on extinguishment of debt, the change in fair value of warrant liabilities, and stock-based compensation expense. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. It should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contain certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 1.9 million patients have been treated with Vapotherm Hi-VNI Technology. Hi-VNI Technology is mask-free noninvasive ventilatory support for spontaneously breathing patients and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. Hi-VNI Technology’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication. For more information, visit www.vapotherm.com.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about the potential launch of new products and full year or quarterly revenue, gross margin, and operating expense guidance. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “guide” or “typically” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future, Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations, Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market, the ability for Precision Flow systems to gain increased market acceptance, its inexperience directly marketing and selling its products, the potential loss of one or more suppliers, Vapotherm’s susceptibility to seasonal fluctuations, Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements, the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure and maintain patent or other intellectual property protection for its products and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2018, as filed with the Securities and Exchange Commission on March 22, 2019, and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect

Exhibit 99.1

Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements:

Exhibit 99.1

Vapotherm, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Net revenue	$11,986	$10,563	$24,285	$21,302
Cost of goods sold	6,527	6,468	13,647	12,962
Gross profit	5,459	4,095	10,638	8,340
Operating expenses
Research and development	3,167	2,083	6,440	4,308
Sales and marketing	9,432	8,523	18,593	16,574
General and administrative	4,532	2,603	9,411	4,985
Loss on disposal of fixed assets	-	39	-	42
Total operating expenses	17,131	13,248	34,444	25,909
Loss from operations	(11,672)	(9,153)	(23,806)	(17,569)
Other (expense) income
Foreign currency gain (loss)	-	1	(9)	(2)
Interest income	213	12	416	13
Interest expense	(1,421)	(498)	(2,445)	(1,114)
Loss on extinguishment of debt	-	(1,842)	-	(1,842)
Gain on change in fair value of warrant liabilities	-	254	-	382
Net loss	$(12,880)	$(11,226)	$(25,844)	$(20,132)
Net loss per share basic and diluted	$(0.76)	$(13.39)	$(1.52)	$(24.78)
Other comprehensive income, net of tax:
Change in foreign currency translation adjustments	2	-	2	-
Total other comprehensive income	2	-	2	-
Total comprehensive loss	$(12,878)	$(11,226)	$(25,842)	$(20,132)

Weighted-average number of shares used in calculating net loss per share, basic and diluted	17,055,628	838,428	17,019,002	812,451

Exhibit 99.1

VAPOTHERM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$46,055	$58,223
Accounts receivable, net	7,304	7,107
Inventory	11,219	13,710
Prepaid expenses and other current assets	2,256	2,683
Total current assets	66,834	81,723
Property and equipment, net	14,142	13,416
Restricted cash	1,852	1,799
Goodwill	584	-
Intangible assets, net	415	-
Other long-term assets	347	308
Total assets	$84,174	$97,246
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,570	$3,148
Contract liability	138	79
Accrued expenses and other current liabilities	7,936	7,653
Short-term line of credit	3,162	3,163
Total current liabilities	12,806	14,043
Long-term loans payable	41,645	31,317
Deferred tax liability	97	-
Other long-term liabilities	277	325
Total liabilities	54,825	45,685
Commitments and contingencies
Stockholders' equity
Preferred stock ($0.001 par value) 25,000,000 shares authorized; 0 shares issued and outstanding as of June 30, 2019 and December 31, 2018	-	-
Common stock ($0.001 par value) 175,000,000 shares authorized as of June 30, 2019 and December 31, 2018, respectively; 17,166,368 and 16,782,837 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	17	17
Additional paid-in capital	269,556	265,926
Accumulated deficit	(240,226)	(214,382)
Accumulated other comprehensive income	2	-
Total stockholders' equity	29,349	51,561
Total liabilities and stockholders’ equity	$84,174	$97,246

Exhibit 99.1

VAPOTHERM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2019	2018
	(unaudited)
Cash flows from operating activities
Net loss	$(25,844)	$(20,132)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,407	991
Stock-based compensation expense	2,615	234
Loss on disposal of fixed assets	81	229
Provision for bad debts	64	10
Loss on extinguishment of debt	-	1,842
Amortization of discount on debt	108	40
Change in fair value of warrants	-	(382)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	144	209
Inventory	2,988	805
Prepaid expenses and other assets	398	291
Accounts payable	(1,575)	1,342
Contract liability	(16)	7
Accrued expenses and other current liabilities	744	(2,571)
Net cash used in operating activities	(18,886)	(17,085)
Cash flows from investing activities
Acquisition of business, net of cash acquired	(1,560)	-
Purchases of property and equipment	(2,164)	(2,468)
Net cash used in investing activities	(3,724)	(2,468)
Cash flows from financing activities
Proceeds on loans	10,500	20,000
Repayment of loans payable	-	(21,328)
Debt issuance costs	(322)	(751)
Short-term line of credit	(7)	265
Proceeds from exercise of stock options and purchase of restricted stock	337	492
Net cash provided by (used in) financing activities	10,508	(1,322)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(13)	-
Net decrease in cash, cash equivalents and restricted cash	(12,115)	(20,875)
Cash, cash equivalents and restricted cash
Beginning of period	60,022	28,360
End of period	$47,907	$7,485
Supplemental disclosures of cash flow information
Interest paid during the period	$2,290	$1,173
Issuance of warrants in conjunction with debt draw down	$293	$-
Property and equipment purchases in accrued expenses	$115	$32

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three months ended June 30, 2019 and 2018, respectively.

	Three Months Ended June 30,
	Amount		Change
	2019	2018	$	%
	(unaudited)
	(in thousands, except percentages)
Net loss	$(12,880)	$(11,226)	$(1,654)	-14.7%
Interest expense, net	1,208	486	722	-148.6%
Depreciation and amortization	786	525	261	-49.7%
EBITDA	$(10,886)	$(10,215)	$(671)	-6.6%
Foreign currency	-	(1)	1	100.0%
Loss on extinguishment of debt	-	1,842	(1,842)	100.0%
Change in fair value of warrant liabilities	-	(254)	254	-100.0%
Stock-based compensation	712	118	594	-503.4%
Adjusted EBITDA	$(10,174)	$(8,510)	$(1,664)	-19.6%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011